                                                                    Exhibit 10.6

                              MARKETING AGREEMENT.

               MADE this 1st day of March, 1996, by and between:

      SEEC, INC. a corporation domiciled in the United States of America,
                             ("SEEC" hereinafter);

                                      AND

        ERA Software Systems Private Limited ("DISTRIBUTOR" hereinafter):

For and in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto do covenant and agree as follows:

ARTICLE I    DEFINITIONS.

SECTION 1 As used in this Agreement, and in the dealings between the parties, the following terms shall be deemed to have the following meanings:

"India"                          means the Republic of India

"List price"                     means the price at which a unit of the
                                 PRODUCT is licensed by SEEC to end-users. It
                                 does not mean the transfer of any ownership
                                 rights in the copyrighted technology in any
                                 unit of the PRODUCT.

"Promote" and
"Promotion"                      means advertisements, press releases, printed
                                 materials, participation in trade shows, and
                                 any and all activities calculated to market the
                                 PRODUCTS.

"Sales" "Sell"                   means the licensing of a unit of the
                                 PRODUCT to DISTRIBUTOR, for sublicensing to
                                 end-users. It does not mean the transfer of any
                                 ownership rights in the copyrighted technology
                                 in any unit of the PRODUCT.

SEEC
family of products               means SEEC products that address the
                                 technical challenges in re-engineering legacy
                                 business applications. These products cover
                                 capture, storage, analysis and presentation of
                                 existing software systems.

"SEEC product
derivatives"                     SEEC COBOL Analyst is a core product and is
                                 made up of the Application Capture Tool,
                                 Application Analyst tool and CARE data
                                 dictionary. Application development tools and
                                 CASE tools are used for application development
                                 and maintenance. These tools broadly cover
                                 compilers, data modelling tools, structured
                                 analysis and design tools, code generators,
                                 fourth generation languages, project management
                                 software, source and version control tools,
                                 librarians and editors. SEEC builds, and plans
                                 to build, links to Application development/CASE
                                 tools and customer provided tools, based on
                                 customer requirements. Typically the interface
                                 will result in a derivative which will consist
                                 of COBOL Analyst and the interface. These are
                                 SEEC product derivatives, and they are not
                                 within the scope of this Agreement.

Value Added
Resellers (VARS)                 means entities with whom SEEC may
                                 contract, on either an exclusive or
                                 non-exclusive basis, to sell SEEC product
                                 derivatives. VARS may also distribute Cobol
                                 Analyst.

ARTICLE II      PRODUCTS.

Section 1 PRODUCTS. The Products which are the subject of this Agreement are the English versions of the Products listed in Exhibit A of this Agreement, and all updated versions of the same together with their respective use Manuals (collectively referred to in this Agreement as the "PRODUCTS"). As used in this Agreement, the term PRODUCTS shall not be deemed to include SEEC product derivatives which are not within the scope of this Agreement. SEEC product derivatives will not be deemed updated versions of the PRODUCT.

ARTICLE III     MARKETING RIGHTS

Section 1 Subject to the terms and conditions of this Agreement, SEEC gives DISTRIBUTOR the right to market the PRODUCTS in the Territories specified herein, and in accordance with the terms and conditions of this Agreement, by licensing end-users to use the same in accordance with SEEC'S licensing provisions accompanying each unit of the PRODUCTS.

Section 2 This right to market the PRODUCTS does not include any right to manufacture, copy, or modify the PRODUCTS, or authorize any third party to do so, except such copying as may specifically be permitted in SEEC'S licensing provisions accompanying each unit of the PRODUCTS.

Section 3 This right to market the PRODUCTS does not include, or transfer to DISTRIBUTOR, any rights other than the rights specifically enumerated in this Agreement. This Agreement shall not be deemed to create any implied rights.

Section 4 This Agreement does not transfer any ownership rights in the PRODUCTS, and/or their source codes and object codes.

Section 5 This Agreement does not transfer any ownership rights in the copyrights and/or trademarks and/or patents covering the PRODUCTS.

Section 6 SEEC retains all rights of ownership in and to the PRODUCTS, its codes, copyrights, trademarks, and/or patents. And DISTRIBUTOR agrees that it will do nothing to infringe or jeopardize SEEC's said rights.

SECTION 7 This Agreement will not be construed to prevent SEEC from building into the PRODUCTS such security devices as it deems appropriate to protect SEEC'S proprietary and other interests in the PRODUCTS.

SECTION 8 SEEC will obtain legal counsel in India to advise it regarding any necessary revisions to SEEC'S licensing provisions accompanying each unit of the PRODUCTS, to comply with Indian law. DISTRIBUTOR will reimburse SEEC for such legal costs.

ARTICLE IV      BUSINESS PLAN.

SECTION 1 DISTRIBUTOR will market the PRODUCTS in accordance with such Business Plans as the parties may, from time to time agree upon.

SECTION 2 The first such Business Plan is attached hereto as Exhibit B of this Agreement. DISTRIBUTOR will update the Business Plan periodically, but not less frequently than annually. The terms of the updated Business Plans must be mutually satisfactory to SEEC and DISTRIBUTOR.

SECTION 3 In each Business Plan DISTRIBUTOR will identify key technical, sales and marketing personnel.

SECTION 4 DISTRIBUTOR will ensure that all Business Plans and this Agreement are in compliance with all applicable laws, including without limiting the generality of the foregoing, all applicable anti-trust, distribution, licensing and marketing laws and regulations of the United States, and of each country in which DISTRIBUTOR'S marketing activities are carried out. DISTRIBUTOR will indemnify SEEC and hold SEEC harmless from any and all damages caused by any Business Plan, this Agreement, or any activity of DISTRIBUTOR'S, its Agents and Sub-distributors, not being in compliance with all applicable laws.

ARTICLE V       AGENTS AND DISTRIBUTORS OF DISTRIBUTOR.

SECTION 1 In marketing and promoting the PRODUCTS, as specified in this Agreement, DISTRIBUTOR may appoint Agents or sub-distributors of DISTRIBUTOR; provided however, DISTRIBUTOR will ensure that all its Agents or Sub-distributors market and/or promote the PRODUCTS in accordance with the obligations of DISTRIBUTOR under this Agreement, and in accordance with SEEC'S licensing provisions accompanying each unit of the PRODUCTS. Wherever this Agreement imposes an obligation or limitation on DISTRIBUTOR, the said obligation or limitation shall be deemed to apply also to all Agents and sub-distributors of DISTRIBUTOR.

SECTION 2 DISTRIBUTOR will enter into appropriate contracts with its Agents and sub-distributors which will require them to comply with DISTRIBUTOR'S obligations and limitations under the terms of this Agreement. SEEC shall be designated a third-party beneficiary of all such agreements for the purposes of enforcing compliance with all such obligations and limitations, or obtaining damages for the failure to so comply, should it choose to do so.

SECTION 3 DISTRIBUTOR will further ensure that no Agent or sub-distributor will have any rights under any applicable laws, that are greater than the rights that DISTRIBUTOR has under the terms of this Agreement under Pennsylvania law, and that when this Agreement terminates at the end of its term, or is lawfully terminated before that time, the right or authority of any Agent or sub-distributor to market the PRODUCTS will likewise terminate (except for the right to market existing inventory as specified in Article XVI, Section 3 of this Agreement), without any liability on the part of SEEC for such termination.

SECTION 4 DISTRIBUTOR assumes full responsibility for the actions, (or failure to act as required) of DISTRIBUTOR'S Agents and sub-distributors, and DISTRIBUTOR will indemnify SEEC and hold SEEC harmless from any and all damages which SEEC may incur, or for which SEEC may become liable, because of the act, or failure to act, of any Agent or sub-distributor of DISTRIBUTOR.

SECTION 5 The remedies set forth in Sections 2 and 4 of this Article shall not be deemed mutually exclusive, and SEEC may, from time to time, and at any time, utilize either one or both such remedies, at its discretion; provided however, in no event shall SEEC be entitled to collect a double recovery.

SECTION 6 SEEC agrees not to enter into distribution agreements with DISTRIBUTOR'S existing Agents identified in Exhibit C of this Agreement.

ARTICLE VI      AGENCY/JOINT VENTURE.

SECTION 1 This Agreement shall not be deemed to create a joint-venture. DISTRIBUTOR is not an agent of SEEC, nor is SEEC an agent of DISTRIBUTOR. Neither party wi II have the authority to bind the other to any contractual or other commitments without the prior written approval of the party to be bound.

SECTION 2 No Agent or Sub-distributor of DISTRIBUTOR shall be deemed an agent or distributor or representative of SEEC. Nor shall any such Agent or Sub-distributor of

DISTRIBUTOR have any authority to bind SEEC to any contractual or other commitments without SEEC'S prior written approval.

ARTICLE VII  TERRITORY.

SECTION 1 NON-EXCLUSIVE TERRITORY. SEEC hereby gives DISTRIBUTOR the non-exclusive right to market the PRODUCTS in the following Territory in accordance with the terms and conditions of this Agreement and for the term of this Agreement.

     India
------------------------------------------------------------------------------

---------

SECTION 2 DISTRIBUTOR shall not market the PRODUCTS to customers outside the Territory, without SEEC'S prior written consent.

ARTICLE VIII  PROMOTIONAL ACTIVITIES.

SECTION 1       NON-EXCLUSIVE PROMOTION RIGHTS. Subject to the provisions of
Article 3 of this Agreement, and while this Agreement is in effect, SEEC hereby gives DISTRIBUTOR the non-exclusive right to promote the PRODUCTS in:
India,
including without limiting the generality of the foregoing, the distribution of brochures, direct mail, and participation at trade shows; provided however, all promotional materials and activity shall:

        (a) Require the prior written approval of SEEC, and be in a form approved by SEEC;

        (b) Maintain the high standard of quality embodied in SEEC's standard promotional activities;

        (c) Identify the PRODUCTS by SEEC'S standard names and titles, with appropriate copyright and trademark designations;

        (d) Maintain the integrity of, and not do anything to impair, SEEC'S trademarks and copyrights;

        (e) Retain SEEC'S (or the Developer's) standard identifying marks on the PRODUCTS and on any related marketing literature in the mariner and quality reflective of SEEC'S standards.

        (f) Do nothing to confuse or obscure the ownership or identity of the PRODUCTS.

SECTION 2       It is understood and agreed that other marketers of PRODUCTS in
India:

        (a) will be free to distribute literature regarding the PRODUCTS which are the subject of this Agreement, in the form of brochures and direct mail, or any other form approved by SEEC;

        (b) will be free to demonstrate the PRODUCTS which are the subject of this Agreement at trade shows and conferences;

        (c) will be permitted to mention the PRODUCTS which are the subject of this Agreement in their general product advertisements, so long as such advertisements are not solely (100%) devoted to the PRODUCTS which are the subject of this Agreement.

SECTION 3 EXCLUSIVE PROMOTION RIGHTS. SEEC hereby retains for itself the exclusive right to engage in the following promotion activities for the PRODUCTS in India:

        (a) Advertisements that are one hundred (100%) per cent devoted to the PRODUCTS, (i.e. in which no product other than the PRODUCTS are mentioned),

        (b) Press conferences in India related to the PRODUCTS.

SECTION 4 DISTRIBUTOR will maintain a minimum level of promotion and sales, which level will be mutually agreed to in the Business Plans and their updates. Failure by the parties to mutually agree to a minimum level of promotion and sales will entitle SEEC to terminate this Agreement after the first eighteen (18) months.

SECTION 5 DISTRIBUTOR agrees that it will not conduct itself in such a manner as may reflect discredit on SEEC or on the PRODUCTS. SEEC reserves the right to direct DISTRIBUTOR to discontinue any marketing activities of which SEEC disapproves.

SECTION 6 DISTRIBUTOR will not use SEEC'S name, SEEC'S trademarks, or PRODUCT names in any manner whatsoever, without the prior written consent of SEEC.

ARTICLE IX      CONFIDENTIALITY

SECTION 1 The parties agree to keep confidential all technical and commercial information, which either party may designate to the other in writing as confidential, unless any such data is published and in the public domain. This obligation to keep data confidential shall include proprietary data even though it may not fall within the common law definition of trade secrets, so long as the party providing the information designates it as confidential, and so long as it is not published and in the public domain.

ARTICLE X       NON-COMPETE COVENANT.

SECTION 1 While this Agreement is in effect, DISTRIBUTOR will not market or promote any products that compete with SEEC products in any Territory covered by this Agreement.

SECTION 2 If, while this Agreement is in effect, DISTRIBUTOR develops or acquires, directly or indirectly, a whole or part interest in a product that is similar to any one of the PRODUCTS covered by this Agreement, DISTRIBUTOR will inform SEEC, and SEEC will have the absolute right, at its sole discretion, to terminate this Agreement.

ARTICLE XI      ROYALTIES

SECTION 1 PAID-UP ROYALTIES. At the time this Agreement is signed, DISTRIBUTOR will pay SEEC the amount of: Nil ($0) DOLLARS (US) in paid-up, non-refundable royalties, for the right to market the PRODUCTS in the Territory covered by this Agreement. The unit royalties described in Section 2 of this Article will be credited against these paid up royalties until the same has been used up.

SECTION 2 UNIT ROYALTIES. DISTRIBUTOR will pay SEEC in dollars, unit royalties computed at Forty (40%) of the suggested International list price on each unit of the PRODUCTS obtained by DISTRIBUTOR from SEEC for sublicensing to end-users through its marketing network for a period of 180 days effective from the date of this agreement as promotional offer. After the end of the promotional period, DISTRIBUTOR will pay SEEC in dollars, unit royalties computed at Fifty (50%) of the suggested International list price on each unit of the PRODUCTS obtained by DISTRIBUTOR from SEEC, The current International list price, and the royalties to be paid by DISTRIBUTOR on the PRODUCTS are Set forth in Exhibit D hereof. These prices may be revised by SEEC at its sole discretion, at any time, and from time to time. Following the exhaustion of the paid-up royalties specified in Section 1 above, payment of unit royalties will be net ten (10) days. After ten (10) days, unpaid invoices will carry interest at the rate of 1% per month. Repeated failures to timely pay unit royalties in a timely fashion w ill entitle SEEC to terminate this Agreement before the end of its three (3) year term.

SECTION 3 International List Prices will be the dollar equivalent in the currency of Indian Rupees. Unit royalties will be paid to SEEC by DISTRIBUTOR in the dollar equivalent of 50 per cent of the dollar list price in each country Prices will not be revised for fluctuations in exchange rates of up to ten (10%) per cent. If the exchange rate fluctuates beyond ten (10%) percent, SEEC will revise the Price List for that country.

SECTION 4 All prices will be FOB Pittsburgh, PA and do not include shipping, packing and insurance.

SECTION 5 Subject to applicable anti-trust laws, SEEC agrees establish a dollar List Price for sale of the PRODUCTS in India, and will not sell the PRODUCTS to any end-user or Distributor at less than the applicable Dollar List Price. If this provision is in violation of applicable anti-trust laws, this provision will be deemed void and unenforceable.

ARTICLE XII  NEW PRODUCTS.

SECTION 1 While this Agreement is in effect, SEEC will give DISTRIBUTOR a right of first refusal on non-exclusive marketing rights in the Territory covered by this Agreement, for such new products in the SEEC family of products, as may be developed by SEEC New products, as used in this provision, will not include SEEC product derivatives, or any products developed for VARS or for any other entity.

ARTICLE XIII  TECHNICAL SUPPORT.

SECTION 1 SEEC will provide three days of technical support and training, in English, for DISTRIBUTOR'S personnel in Pittsburgh. SEEC will bear the travel and living costs for its personnel. DISTRIBUTOR will bear the costs of travel for its personnel and will make the necessary class room arrangements for the training sessions, at its cost.

SECTION 2 DISTRIBUTOR will be responsible for providing all technical and customer support in DISTRIBUTOR'S Territory, and will ensure that adequate technical and customer support is available to its end-users, so that the marketability and reputation of the PRODUCTS will not suffer for want of adequate customer support.

SECTION 3 SEEC will provide telephone support to the product manager of DISTRIBUTOR during SEEC'S normal office hours in the US. DISTRIBUTOR will co-ordinate with all of its offices in India.

ARTICLE XIV  REPRESENTATIONS AND WARRANTIES.

SECTION 1 SEEC warrants that it has the right to enter into this Agreement with DISTRIBUTOR, and give the marketing and promotion rights for the PRODUCTS, which are the subject of this Agreement.

SECTION 2 SEEC, at its cost, will replace, FOB Pittsburgh, PA, all defective materials returned to its Pittsburgh office. Replacement will be only for parts that are defective. Costs of transportation for replacement of defective parts will be borne by DISTRIBUTOR or DISTRIBUTOR'S end user.

SECTION 3 THERE ARE NO EXPRESS OR IMPLIED WARRANTIES BY SEEC TO DISTRIBUTOR, TO DISTRIBUTOR'S AGENTS OR SUB-DISTRIBUTORS, OR TO DISTRIBUTOR'S END-USERS, OTHER THAN THE ABOVE SPECIFIED OBLIGATION TO REPLACE DEFECTIVE MATERIALS.

SECTION 4 SEEC will have no liability for direct damages, incidental damages, consequential damages, punitive damages, indemnification or contribution to DISTRIBUTOR, to DISTRIBUTOR'S Agents or Sub-distributors, or to any end-user, other than the above specified obligation to replace defective materials.

SECTION 5 In marketing and promoting the PRODUCTS, DISTRIBUTOR shall not make any representations regarding the PRODUCTS, warranties, service, price, or any other representations whatsoever, except as set forth in the PRODUCTS literature supplied by SEEC, without SEEC'S prior written approval.

SECTION 6 In making proposals to end-users, DISTRIBUTOR will ensure that the end-user is aware of all technical and other requirements necessary for the proper functioning of the PRODUCTS.

SECTION 7 DISTRIBUTOR will ensure that its Agreements with its Agents, Sub-distributors, and end-users contain adequate provisions to effectuate the provisions of this Article, and will indemnify SEEC and save SEEC harmless from any and all liability caused by DISTRIBUTOR'S failure to do so.

SECTION 8 DISTRIBUTOR will use its best efforts to market and promote the PRODUCTS in its Territory, in accordance with the terms of this Agreement, the terms of SEEC'S licensing provisions accompanying each unit of the PRODUCTS, and the Business Plans mutually agreed to by the parties.

ARTICLE XVI DURATION AND TERMINATION.

SECTION 1 INITIAL TERM. This Agreement shall become effective as of the date first above written, and shall continue in full force and effect for a period of three (3) years from that date, unless terminated before that time by either party upon thirty (30) day's written notice, for cause. Unless renewed by mutual agreement, at the end of the aforesaid three (3) year term, DISTRIBUTOR'S right to market and promote the PRODUCTS shall terminate absolutely, without any liability by SEEC to DISTRIBUTOR. its Agents or Distributors, for the said termination. DISTRIBUTOR will ensure that its Agreements with its Agents and Distributors so provide.

SECTION 2 RENEWAL. The parties may mutually agree to renew this Agreement upon the same, or mutually agreed to different terms, for another three (3) year term, or for a mutually agreed to new term. There will be no automatic right to renewal of this Agreement by either party. Renewal by SEEC will be subject to DISTRIBUTOR'S sales performance, to SEEC'S satisfaction with DISTRIBUTOR as a marketer and promoter of the PRODUCTS, and to the negotiation of mutually satisfactory economic terms, all of which shall be decided by SEEC at its sole discretion. Renewal by DISTRIBUTOR will likewise be subject to DISTRIBUTOR'S satisfaction with the PRODUCTS, with SEEC, and with the negotiation of mutually satisfactory economic terms, all of which shall be decided by DISTRIBUTOR at its sole discretion. Failure to renew by either party, for any reason, or for no reason, shall not be deemed a breach of this Agreement or an actionable wrong.

SECTION 3       DISTRIBUTOR'S RIGHTS AND DUTIES UPON TERMINATION.

(a) Upon termination, DISTRIBUTOR will have the right to sell all unused inventory of the PRODUCTS after termination of the Agreement.

(b) Within ten (10) days of date of termination, DISTRIBUTOR will return to SEEC all catalogues, price lists, and all materials obtained from SEEC, and all recorded materials (whether recorded on paper, on computer hard drive, computer disks, or any other recording devices whatsoever) which may be related to the subject matter of DISTRIBUTOR's marketing of the PRODUCTS.

(c) Upon termination, DISTRIBUTOR shall remit all amounts due to SEEC and, unless SEEC instructs DISTRIBUTOR differently, DISTRIBUTOR shall notify in writing, with a copy to SEEC, all of its Agents, sub-distributors and end-users, that all future communications regarding the PRODUCTS should be made directly to SEEC at the address specified in this Agreement.

(d) If DISTRIBUTOR has not made timely payment to SEEC for any PRODUCT, within ten (10) days of termination of this Agreement, DISTRIBUTOR shall, at SEEC'S option, assign its right to receive any payments from third parties for PRODUCTS for which DISTRIBUTOR has not paid SEEC, and DISTRIBUTOR, at SEEC'S option, shall notify in writing, with a copy of SEEC, all of its Agents, sub-distributors, and end-users involved in the sub-licensing of such unpaid-for PRODUCTS, that all future payments for such unpaid-for PRODUCTS shall be made directly to SEEC at the address specified in this Agreement. DISTRIBUTOR'S liability to SEEC for such unpaid-for PRODUCTS shall be reduced by all amounts which SEEC actually receives from third parties for such unpaid-for PRODUCTS marketed by DISTRIBUTOR under the terms of this

Agreement, SEEC shall not be obligated to incur any expense to collect such payments from such third parties.

SECTION 4 TERMINATION FOR DEFAULT. Any violation of this Agreement by DISTRIBUTOR shall be deemed a default. Without limiting the generality of the foregoing, DISTRIBUTOR'S failure to make any payment to SEEC when due, whether or not interest is charged for the delay, shall also be deemed a default. In the event of any default, SEEC may send a written notice to DISTRIBUTOR to correct the default, and if DISTRIBUTOR fails to do so within thirty (30) days after the date of such notice, SEEC may at any time thereafter terminate this Agreement. If the nature of the default is such that it cannot be cured (for example, a breach of confidentiality) this Agreement may be terminated by SEEC on written notice, without the thirty day period for an opportunity to cure. In the event of repeated defaults, not necessarily of the same type, SEEC may terminate this Agreement upon written notice, without giving further opportunity to cure.

SECTION 5. TERMINATION BY BUY-OUT. At any time after the first twelve months of this Agreement, SEEC may terminate this Agreement, without cause, by paying DISTRIBUTOR an amount equal to one hundred and fifty (150%) per cent of DISTRIBUTOR'S previous twelve (12) month's gross revenue from the PRODUCTS only, excluding any revenues derived from services or other activities related to the PRODUCTS. This method of termination shall not apply to termination under Sections 1, 2, or 4 of this Article.

SECTION 6       TERMINATION FOR OTHER REASONS.

(a) Failure by the parties to mutually agree to a minimum level of promotion and sales to be achieved by DISTRIBUTOR will entitle SEEC to terminate this Agreement at any time after the first eighteen (18) months.

(b) Six (6) months after signing this Agreement, the parties will agree upon the minimum amount of DISTRIBUTOR'S first year sales, and the minimum annual percentage increase in sales to be achieved by DISTRIBUTOR thereafter. If such sales performance is not achieved by DISTRIBUTOR, SEEC may at any time thereafter, terminate this Agreement upon ninety (90) days written notice to DISTRIBUTOR.

(c) Failure by the parties to mutually agree to a business plan under Article IV, Section 2, of this Agreement will entitle either party to terminate this Agreement at any time after the first eighteen (18) months.

(d) This Agreement may be terminated at any time by mutual agreement of SEEC and DISTRIBUTOR.

ARTICLE XVII MISCELLANEOUS

SECTION 1 NOTICES: Any notices required to be sent under the terms of this Agreement shall be sent to the parties as follows:

TO SEEC AT:                      TO THE DISTRIBUTOR AT:

5001, Baum Blvd.,                4, Motilal Nehru Nagar,
Pittsburgh, PA 15213             1st Floor, Begumpet Road,
                                 Hyderabad, 500 016 India

SECTION 2 BINDING ARBITRATION: The parties agree that all claims, disputes and other matters in question between them, arising out of or related to this Agreement, and the rights, duties and obligations arising thereunder or the breach thereof, shall be decided by common-law arbitration in Pittsburgh, PA, in accordance with the Rules of the American Arbitration Association then prevailing, unless the parties mutually agree otherwise. This Agreement shall not be construed as a consent to arbitrate any dispute with any person who is not a party to this Agreement; Provided however, SEEC shall have the right to obtain preliminary of permanent injunctive relief from a court of appropriate jurisdiction while the arbitration process is continuing, and until such time as the Board of Arbitrators renders its decision on the merits. The parties agree that with regard to all such claims, disputes and remedies, arising out of this Agreement, the American Arbitration Association, and the Federal and State Courts in Pittsburgh, PA and applicable appellate courts, shall have jurisdiction over their persons.

SECTION 3 SERVICE OF PROCESS in Arbitration or in Court, may be made by certified mail , return receipt requested, to either party at the address specified in Section 1 above of this Article.

SECTION 4 RIGHTS AND REMEDIES. Except as provided in Section 2 above of this Article, the duties and obligations imposed by this Agreement, and the rights and remedies available thereunder, shall be m addition to and not in limitation of, any duties, obligations, rights and remedies otherwise imposed or available in law or in equity.

SECTION 5       GOVERNING LAW: This: Agreement shall be governed by
Pennsylvania law.

SECTION 6 WAIVER: No action or failure to act by either party shall constitute a waiver of any right or duty accorded to any of them under this Agreement, nor shall any such action or failure to act constitute an approval of, or acquiescence in, any breach hereunder, except as may be specifically agreed to in writing.

SECTION 7 INTEGRATION AND AMENDMENTS. The terms and conditions contained herein constitute the full understanding of the parties, a complete allocation of the risks between them, and a complete and exclusive statement of the terms and conditions of their agreement. No conditions, representations, usages of trade, understandings, or agreements, not contained herein, and purporting to modify, waive, vary, explain or supplement the terms: or conditions of this contract shall be binding unless hereafter made in writing and signed by a duly authorized representative of the party to be bound.

SECTION 8 SUCCESSORS AND ASSIGNS. Any attempted assignment by DISTRIBUTOR of the rights and obligations created by this Agreement shall be voidable at SEEC'S sole discretion. SEEC may at any time assign its rights, obligations and interests in this Agreement. Except as provided to the contrary herein, the terms and conditions of this: Agreement shall be binding on the parties, their respective executors, personal representatives, heirs, successors in interest and assigns.

SECTION 9 GENDER AND NUMBER. All references in this Agreement to the singular and/or to the masculine gender, shall be deemed to include the plural and/or feminine, where appropriate.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals, as of the date first above written.

ATTEST:                                  SEEC, INC.

/s/ JOHN D. GODFREY     (SEAL)           By /s/ RAVINDRA KOKA
----------------------                   ---------------------------
Secretary or Treasurer                   President or Vice President.


ATTEST:                                  ERA SOFTWARE SYSTEMS PVT. LTD.


                                         By /s/ R. RAMANA
----------------------                   ---------------------------
Secretary or Treasurer                   President or Vice President.

Exhibit A.

PRODUCTS WHICH ARE THE SUBJECT OF THIS AGREEMENT

               SEEC Bundled COBOL Analyst
               SEEC Bundled COBOL ANALYST 2000
               SEEC DATE ANALYZER
               SEEC SERVER COMPONENT
               SEEC INVENTORY/ANALYSIS
               SEEC YEAR 2000 REPORTS
               SEEC ADABAS SUPPORT
               SEEC IDMS SUPPORT
               SEEC COBOL SLICER


/s/ RAVINDRA KOKA                                 /s/ R. ROMANA
-----------------                                 -------------
Initial                                           Initial

Exhibit B.

                  BUSINESS PLAN FOR NON-EXCLUSIVE MARKETING OF
                    THE PRODUCTS IN DISTRIBUTOR'S TERRITORY
                        FOR THE YEAR APRIL 96 - MARCH 97
                           ESTIMATED SALES BY QUARTER

                Apr.-Jun.        Jul.-Sep.        Oct.-Dec.       Jan.-Mar.        TOTAL
Total US$       45,000.          78,000.          75,000.         112,000          300,000.


[THE BUSINESS PLAN SHOULD BE SIGNED AT THE END IN THE SAME FORMAT
AS THE SIGNATURES AT THE END OF THE AGREEMENT]


/s/ RAVINDRA KOKA                                 /s/ R. ROMANA
-----------------                                 -------------

Exhibit C.

Existing DISTRIBUTOR Agents and Distributors

No Agents or Sub-Distributors exist currently.


/s/ RAVINDRA KOKA                                 /s/ R. ROMANA
-----------------                                 -------------
Initial                                           Initial

Exhibit D

                                  SEEC PRODUCT

                                   PRICE LIST
                                   March 1996

For a SEEC Year 2000 Solutions package for COBOL Legacy applications, the customer must purchase at least 1 copy of COBOL Analyst 2000, 1 copy of the Inventory/Analysis Module, and 1 copy of the Year 2000 Reports Module. Additional copies may be configured on a need basis. For other languages, Date Analyser can be used stand alone.

SINGLE USER PER SEAT MODULES

Product        COBOL     COBOL Analyst  Date Analyser  COBOL
               Analyst   2000                          Slicer
                                        Single User
               Single    Single         US$            Single User
               User      User
               US$       US$                           US$
  1-5   Users   2750.    3300.              5500.        8250.
 6-10   Users   2475.    3025.              4950.        7700.
11-20   Users   2200.    1925.              4400.        7150.
  20+   Users   1650.    1375               3850.        6600.

TEMPLATES FOR DATE ANALYSER -- Template for any one language is free with the first copy of Date Analyzer. Additional template for other languages are priced at US$1,000/per template per seat.

PROCESS LICENSING FEE SCHEDULE

       Number of Lines of Code                        Total Cost
1 to 50 Million Lines of Code (MLOC)              $2,000 per million

50 to 100 Million Lines of Code (MLOC)            $1,500 per million

100 or more Million Lines of Code (MLOC)          $1,000 per million


PROCESS LICENSING FEES   COBOL Analyst and Date Analyser Attract a usage fee of
US$2000. per million lines of code captured using the modules.

DISTRIBUTORS OUTSIDE THE US


THE COBOL ANALYST AND THE COBOL ANALYST 2000 PACKAGE includes three add-on products (Synonym Processor, Code Walk-thru and DB2 Analyzer).

COBOL ANALYST & COBOL ANALYST 2000 TOOLS

SYNONYM PROCESSOR - Detects and identifies redundant data across programs, screens, files and databases in an application.

CODE WALK-THRU - Guides programmers through multiple execution scenarios and records traversed paths for future analysis and follow-up.

DB2 ANALYZER - Loads and analyzes the DB2 DDL and embedded SQL in an application with drill-down capability to explore design details.

21ST CENTURY ANALYSIS IN COBOL ANALYST 2000 - Combines powerful, heuristics-based processing with the Scan, Synonym and Impact Analysis functions to identify items for Century Date updation. These items may be database or file formats, data items in programs, screens and reports.

SERVER MODULES

SERVER COMPONENT is required with Network version of COBOL Analyst and COBOL Analyst 2000 and is priced separately at $5,500 for each server.

INVENTORY/ANALYSIS MODULE - Feeds a relational database enabling both canned and ad hoc queries. Priced separately at $8,250/SERVER.

YEAR 2000 REPORTS MODULE - Microsoft Access templates specially designed for ease of COBOL Analyst 2000 report generation. Priced separately at $5,500/SERVER.

ADABAS SUPPORT - Analyzes ADABAS calls and records to derive a CRUD matrix and relates data items in the COBOL programs to the ADABAS files. Priced separately at $5,500/SERVER.

IDMS SUPPORT - Analyzes IDMS copybooks and embedded DML to derive a CRUD matrix and relates data items in COBOL programs in IDMS records. Priced separately at $5,500/SERVER.

ANNUAL SUPPORT

Includes major program updates and technical support via telephone, priced at 20% of the total purchase, depending on quantity. Renewable annually.

SHIPPING AND HANDLING
(not included in above prices)
All shipping charges will be on actuals depending on the class of shipment.

                                 All prices are subject to change without notice at the sole discretion of SEEC, Inc. Prices do not include taxes and duties where applicable. Customers should contact SEEC, Inc. for current prices. Prices are shown and payment is required in US dollars. COBOL Analyst is a trademark of SEEC, Inc. ADW is a trademark of its respective company.

                                         -18-